Exhibit 99.1

DiamondRock Announces It Has Entered Into an Agreement With Noble
Investment Group to Purchase the Westin Atlanta North at Perimeter Center

          BETHESDA, Md., April 26 /PRNewswire/ -- DiamondRock Hospitality Company (“DiamondRock”) (NYSE: DRH) today announced that, in conjunction with Noble Investment Group, it has entered into a definitive binding agreement with Starwood Hotels & Resorts Worldwide (NYSE: HOT) to acquire the 369-room Westin Atlanta North at Perimeter Center in Atlanta, Georgia.  The hotel will be acquired for total consideration of $61.5 million, and the acquisition is expected to be completed in early May.  In addition, DiamondRock intends to invest an additional $3 million of capital improvements in the hotel over the next year.  The hotel is forecasted to generate $6.3 million of earnings before interest, taxes, depreciation and amortization (or “EBITDA”) over the next 12 months, $3.7 million of EBITDA during the remainder of 2006.

          The hotel will remain a Westin-branded property and Noble will manage the hotel upon acquisition.

          “We believe this is an attractively priced acquisition of a high quality hotel in a solid market,” commented William W. McCarten, Chairman and Chief Executive Officer of DiamondRock.

          “Perimeter Center is one of the best lodging markets in the southeast with over 23 million square feet of office space and such major demand generators as General Electric, Microsoft, Eli Lilly as well as three world-class hospitals located less than one mile from the hotel,” added John Williams, President and Chief Operating Officer of DiamondRock.

          This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” and other similar terms and phrases, including references to assumptions and forecasts of future results.  Forward- looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness; relationships with property managers; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to complete the Westin Atlanta North acquisition.  Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

          Reconciliation of Net Income to EBITDA (May 2006 - April 2007)

Forward 12 Months

Estimated Net Income	$4,300,000
Income Taxes	100,000
Depreciation Expense	1,900,000
Estimated EBITDA	$6,300,000

Reconciliation of Net Income to EBITDA (May 2006 - December 31, 2006)

2006 Partial Year

Estimated Net Income	$2,350,000
Income Taxes	50,000
Depreciation Expense	1,300,000
Estimated EBITDA	$3,700,000

          EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure for us and for our stockholders and is a complement to net income and other financial performance measures provided in accordance with GAAP. We use EBITDA to measure the financial performance of our operating hotels because it excludes expenses such as depreciation and amortization, taxes and interest expense, which are not indicative of operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on a variety of factors unrelated to the hotels’ financial performance, we can more accurately assess the financial performance of our hotels. Under GAAP, hotels are recorded at historical cost at the time of acquisition and are depreciated on a straight-line basis. By excluding depreciation and amortization, we believe EBITDA provides a basis for measuring the financial performance of hotels unrelated to historical cost. However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income (loss) which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

          DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner and acquirer of premium hotel properties. After the acquisition of the Westin Atlanta North, DiamondRock will own 17 hotels with 7,680 rooms.  The Company has a strategic acquisition sourcing relationship with Marriott International.  For further information, please visit DiamondRock’s website at http://www.drhc.com.

SOURCE  DiamondRock Hospitality Company
          -0-                              04/26/2006
          /CONTACT:  Mark W. Brugger of DiamondRock Hospitality Company,
+1-240-744-1150/
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          /Web site: http://www.diamondrockhospitality.com
                           http://www.drhc.com/